Exhibit 99.1

News Release

INTERDIGITAL ANNOUNCES ENHANCEMENT OF SENIOR MANAGEMENT TEAM

Scott A. McQuilkin, Chief Financial Officer since 2007, Assumes Leadership of Corporate Strategy and Finance Group

Richard J. Brezski, InterDigital’s Controller since 2003, Named Chief Financial Officer

KING OF PRUSSIA, PA — May 10, 2012 — InterDigital, Inc. (NASDAQ: IDCC) today announced a realignment of responsibilities within the company’s executive management team. Scott A. McQuilkin, who has served as the company’s Chief Financial Officer since 2007, will expand his role to oversee InterDigital’s strategic efforts to broaden the company’s operating model through new licensing opportunities, patent sales, and partnerships. In addition, Mr. McQuilkin will lead the company’s corporate development and finance teams. In this elevated role, his title will be Senior Executive Vice President, Strategy and Finance.

Richard J. Brezski, who joined InterDigital in 2003 as the company’s Controller and was appointed Chief Accounting Officer in 2007, was named Chief Financial Officer of the company.

“This move underscores the tremendous capabilities that both Scott and Rich have brought to their roles, and is intended to help our company further leverage their contributions toward achieving its long-term revenue targets. By expanding Rich’s mandate, we’re freeing Scott to focus on revenue enhancement outside of our traditional terminal unit licensing business to include patent sales and licensing joint ventures, strategic planning, business analysis, and targeted corporate development, functions that will be critical in driving our performance going forward,” said William J. Merritt, President and Chief Executive Officer of InterDigital.

Mr. McQuilkin joined InterDigital as Chief Financial Officer in 2007 with over 25 years of senior-level experience in financial management with public and privately held companies in the high tech and financial services sectors. Prior to InterDigital, Mr. McQuilkin served as Chief Financial Officer for Metavante Lending Solutions, a high-growth technology firm providing business process automation to the financial services industry. Mr. McQuilkin had joined GHR Systems, which subsequently was acquired by Metavante Corporation, in 2000 as Chief Financial Officer. Mr. McQuilkin earned a Master of Business Administration from The Wharton School and a Bachelor of Science from Pennsylvania State University.

Mr. Brezski joined InterDigital as Controller in 2003 and was appointed Chief Accounting Officer in 2007. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PricewaterhouseCoopers LLP in the firm’s technology, information, communications, and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software, and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

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About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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Media Contact:	Investor Contact:
Patrick Van de Wille	Janet Point
Email: patrick.vandewille@interdigital.com	Email: janet.point@interdigital.com
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